REED'S INC. MASTER BROKERAGE AGREEMENT

THIS AGREEMENT by and between Reeds, Inc., with its principal office at 13000 S. Spring Street, Los Angeles, CA 90061, hereinafter called the Principal, and Reed's Brokerage, Inc., with its principal office at 1042 N. El Camino Real, Suite B-515, Encinitas, CA 92024, hereinafter called the Broker, WITNESSETH THAT, for and in consideration of the mutual agreements herein contained, the parties hereto have agreed as follows:

1. Rights granted.

a) The Principal appoints the Broker, effective May 1, 2008, as an exclusive selling agent (Master Broker) in the Marketing Area, defined as all Distributors and direct customers outside of the United States and Canada. Changes to the Marketing Area must be made in writing and must be mutually agreed upon by Principal and Broker.

b) The Principal agrees to assign all existing broker agreements outside U.S. and Canada to Broker. Broker in turn agrees to pay commission to these brokers for sales made on behalf of Principal. Broker also reserves the right to enter into sub-broker agreements provided the sub-brokers do not sell into the U.S. or Canada.

c) The Broker agrees to work its territory thoroughly and to make best efforts to offer for sale to the trade generally recognized as food and beverage buyers and Distributors, therein, the Principal's available and unsold supply of products at regular intervals.

d) Principal agrees to put forth reasonable efforts to maintain sufficient inventory and product quality to satisfy the orders as secured by Broker. Principal agrees to put forth reasonable efforts to satisfy any international product labeling and packaging requirements, as defined by Broker.

e) Principal agrees to forward all international leads outside U.S. and Canada to Broker including leads generated at trade shows, 800 number calls, web site and email inquiries. Principal agrees to provide a link, from the Reed's Inc. corporate web site, to allow the forwarding of any international sales inquiries to Broker's website or email for followup. Principal agrees to provide office support to include blackberry, email, printing and fax services.

f) The Broker will have the ability to sell the entire line of Reed's products: Products to be sold are all items designated by Principal and listed in "Attachment A" as well as any future products developed and released for sale by Principal.

2. Terms of sale, payment.

a) The Principal agrees to pay Broker a commission of 10% on all gross sales obtained by Broker. Payment will be made monthly to the Broker on all invoiced orders obtained by the Broker during the previous month, in the above mentioned Marketing Area, which the Principal accepts and invoices. Principal will provide to Broker a monthly accounting and commission report within 10 days of the conclusion of each month.

b) In the event, based on the efforts of the Broker, the Principal agrees to develop or outsource production capabilities in the Marketing Area and a royalty or license fee is to be paid to

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Principal by the producing or licensed outsourcing entity, Broker will receive 25% of this payment, for the duration of this agreement.

c) Principal agrees to pay a monthly retainer to Broker of $10,000 for the period of twelve (12) months commencing one month after the effective date of this Agreement. During this period, total monthly compensation will be the greater of the retainer or the monthly sales and royalty commissions.

i) Interim compensation: For the first 30 days of the term of the Agreement, total compensation for Mark Reed will be $18,750, paid bi-monthly and $8,000 for Bob Reed, paid monthly. Principal agrees to pay Broker's COBRA expenses, of up to $2,000 per month, for the period of six months from the effective date of the Agreement.

d) On the effective date of this agreement, Broker will be issued 200,000 stock options of the Company (Reed's Inc.). The exercise or strike price of these options will be the closing price of Reed's Inc. stock (NASDAQ: REED) on the effective date of this agreement.

i) The options will vest and will be earned based on sales performance: 25% or 50,000 of the options are earned for every $100,000 of incremental increase in average monthly gross sales measured on a rolling quarter basis. For purposes of this agreement, the baseline monthly revenue for Reed's International is set to zero on the effective date of the Agreement.

Example: "average monthly gross sales measured on a rolling quarter basis"

Gross Sales Month 1	Gross Sales Month 2	Gross Sales Month 3
$85,000	$125,000	$105,000

Three consecutive month, rolling average = $105,000, goal achieved, 50,000 options earned.

ii) In the event of an acquisition or change of control of Reed's Inc., if any unearned options remain, 50,000 of the remaining options will automatically become fully vested, issued and earned, at the time of acquisition or change of control.

3. Marketing

a) All advertising and marketing materials developed by Broker will be presented to Principal for approval prior to release in the Marketing Area. Principal will respond with its approval, change request or denial within five (5) business days of submission.

b) Broker will follow up on all international leads in a timely manner and will maintain relationships with international customers.

4. Insurance: Indemnification.

a) During the term of this Agreement, Principal shall maintain in full force and effect comprehensive general liability insurance with product liability insurance coverage respecting the sale of Products covered by and/or sold or distributed under this Agreement in an amount of not less than $2,000,000.00.

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b) Principal agrees to indemnify, defend and hold Broker, its subsidiaries, and their respective officers, directors, shareholders and employees harmless from and against all claims, expenses and liability (including reasonable attorney's fees) arising out of (a) the negligence of Principal, its agents, employees or representatives in the production, storage, labeling and shipping Principal's Products, (b) the failure by Principal to comply with any applicable laws and regulations applicable to Principal's Products or (c) any failure to perform Principal's obligations under this Agreement.

c) The provisions of this Section 4 are in addition to, and not in lieu of, any Hold Harmless Agreement and Guaranty/Warranty of Product between Principal and Broker. The provisions of this Section 4 shall survive any expiration or termination of this Agreement.

5. <u>Termination.</u>

a) Principal may terminate this Agreement upon notice to Broker, upon failure of Broker to fulfill or perform any one of its duties, obligations or responsibilities under Sections 3 and/or 6 of this Agreement, which failure is not cured within thirty (30) days of receipt of written notice thereof.

b) Broker may terminate this Agreement upon notice to Principal, upon failure of Principal to fulfill or perform any one of its duties, obligations or responsibilities under Sections 1, 2, 4 and/or 6 of this Agreement, which failure is not cured within thirty (30) days of receipt of written notice thereof.

c) No termination of this Agreement shall affect Principal's obligation to honor Broker's purchase orders accepted before termination of this Agreement.

d) In the event a termination of this Agreement by Principal is without good cause or a termination of this Agreement by Broker is for cause or breach of this Agreement by Principal, the parties agree that the damages outlined below shall be the damages to which Broker shall be entitled.

The parties acknowledge that the liquidated damages, calculated as set forth below, constitute reasonable, fair and equitable compensation to Broker for damages, if any, that Broker may incur as a result of Principal's termination of this Agreement.

The parties further agree that all sums Principal tenders under this section shall constitute the payment of valid and complete liquidated damages to the Broker and shall be in satisfaction of all claims and liabilities which Broker may have against Principal in connection with, or as a result of, any such termination or non renewal, including any and all claims for incidental or consequential damages. The parties further acknowledge and agree that such liquidated damages do not constitute a penalty.

The amount of the liquidated damages to be paid shall be an amount equal to three (3) times Broker's compensation, for the twelve (12) month period preceding notice of termination or non-renewal of the Agreement. In the event of a termination or non-renewal of this Agreement by Principal during the first 12 months from the effective date, liquidated damages to be paid shall be an amount equal to three (3) times first year's compensation as outlined in 2.c.

In the event a termination of this Agreement by Principal is without good cause or a termination of this Agreement by Broker is for cause or breach of this Agreement by Principal, if any

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unearned options remain, 50,000 of the remaining options will automatically become fully vested, issued and earned. If Broker terminates the Agreement without good cause, all unearned options will revert back to Principal.

6. Miscellaneous.

a) The parties are independent contractors. Neither party shall be deemed to be the agent of the other. Neither Principal nor Broker shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

b) This Agreement is binding upon the parties and their respective successors and assigns. Neither this Agreement nor any interest in this Agreement may be assigned by either party without the prior express written approval of the other party, provided that (i) either party may assign this Agreement to any purchaser of substantially all of its assets; and (ii) Broker may use sub-Brokers.

c) Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party at the address set forth above by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

d) This Agreement shall be construed and enforced in accordance with the laws of the State of California, United States of America. The parties agree that the courts of the State of California, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement.

e) The parties shall first attempt to resolve any dispute related to this Agreement in an amicable manner by mediation with a mutually acceptable mediator. If unable to agree upon an acceptable mediator, either party may ask the American Arbitration Association ("AAA") to appoint a neutral mediator and the mediation shall be conducted under the Commercial Mediation Rules of the AAA. Any disputes remaining unresolved after mediation shall be settled by binding arbitration conducted in Los Angeles, California under the Commercial Arbitration Rules of the AAA. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for such equitable, extraordinary or injunctive relief as may be necessary to enforce the respective rights of the parties under this Agreement. The prevailing party in arbitration or litigation shall be entitled to recover its costs and reasonable attorney's fees, as determined by the arbitrator or other judge.

f) Principal warrants, represents and agrees that (i) Broker has the right to use all the brand names, trademarks, patents, emblems, designs and similar commercial rights (the "Intellectual Property") associated with the Products; (ii) all Intellectual Property used by Principal or Broker in connection with the Products is owned by Principal.

Broker recognizes and acknowledges the ownership by Principal of the Intellectual Property. Nothing herein shall be considered as giving Broker ownership rights in the Intellectual Property.

Broker is granted the right, exclusive in the Marketing Area, to use the Intellectual Property in connection with the advertising, marketing, promotion, sale and distribution of the Products. All such uses shall comply with such reasonable standards, instructions, and requirements based upon reasonable business decisions applied in a non-discriminatory manner as Principal may provide in writing to Broker.

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- Reed's Premium Ginger Brew
- Reed's Raspberry Ginger Brew
- Reed's Cherry Ginger Brew
- Reed's Spiced Apple Ginger Brew
- Virgil's Root Beer/Diet Root Beer
- Virgil's Cream Soda/Diet Cream Soda
- Virgil's Black Cherry Cream Soda/Diet Black Cherry Cream Soda
- Virgil's Real Cola/Diet Real Cola
- All draught versions of above soft drinks
- Reed's Crystallized Ginger Candy
- Reed's Ginger Chew Candies
- Reed's Peanut Butter Chew Candies
- Reed's Ice Cream (all flavors)
- Reed's Energy Drinks
- Any and all future Reed's products

WITNESS OUR HANDS this the 3 day of May, 2008

By: Broker Bob Reed	By: Principal Chris Reed